UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Davey Tree Expert Company

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1500 NORTH MANTUA STREET

KENT, OHIO 44240

330.673.9511

Notice of 2009 Annual Meeting and Proxy Statement

R. Douglas Cowan

Chairman of the Board

Karl J. Warnke

President and Chief Executive Officer

April 17, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at The Davey Institute Building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 19, 2009. We hope you will be able to attend.

We will report on our operations at the Annual Meeting, entertain any discussion, vote on the matters identified in the Proxy Statement, and consider other business matters properly brought before the meeting.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to mark your choices on the enclosed proxy card and sign and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

/s/ R. DOUGLAS COWAN
R. DOUGLAS COWAN
Chairman of the Board

/s/ KARL J. WARNKE
KARL J. WARNKE
President and
Chief Executive Officer

THE DAVEY TREE EXPERT COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Institute Building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 19, 2009. The purpose of the meeting is:

1.	To elect as directors the two nominees named in the proxy statement and recommended by the Board of Directors to the class whose terms expire in 2012.

2.	To hear reports and to transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 21, 2009 are entitled to notice of and to vote at the meeting.

For the Board of Directors,

/s/ DAVID E. ADANTE
DAVID E. ADANTE
Secretary

April 17, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 19, 2009

The proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2008 are available at our internet website at http://www.davey.com.

THE DAVEY TREE EXPERT COMPANY

PROXY STATEMENT

The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders to be held on May 19, 2009, and at any postponements or adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

If you attend the meeting, you can vote your shares by ballot. If you do not attend, your shares can still be voted at the meeting if you sign and return the enclosed proxy card. Shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If no choices are marked, the shares will be voted to elect as directors the nominees listed on page 1. You may revoke your proxy before it is voted by submitting another proxy card with a later date or by giving notice to us in writing or orally at the meeting.

This proxy statement and the enclosed proxy card are being mailed to our shareholders on or about April 17, 2009. Our executive offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Our telephone number is (330) 673-9511.

ELECTION OF DIRECTORS

Our Board of Directors is now composed of nine directors and one vacancy, as described below, with three directors in the class whose terms expire in 2012, three directors and one vacancy in the class whose terms expire in 2010 and three directors in the class whose terms expire in 2011. Provided our shareholders vote to elect the nominees named in this proxy statement, because Mr. Phipps is not standing for reelection, one vacancy in the class whose terms will expire in 2012 will exist on the Board of Directors after the 2009 Annual Meeting of Shareholders. Each of our directors serves for a term of three years and until a successor is elected. The Governance Committee is searching for qualified candidates to fill the vacancies, but have not identified any nominees at this time.

Nominees for election as directors for the term expiring in 2012, as well as present directors whose term will continue after the meeting, appear below. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES LISTED.

Nominees for Director Whose Terms Expire in 2012

Robert A. Stefanko, age 66, has been a director of the Company since 2003. He was a member of A. Schulman, Inc.’s Board of Directors since 1980, Executive Vice President - Finance and Administration since 1989 and Chairman of the Board from 1991 until his retirement in 2006. A. Schulman, Inc. is a supplier of high-performance plastic compounds and resins. Mr. Stefanko is a director of OMNOVA Solutions Inc., a producer of decorative and functional surfaces, emulsion polymers, and specialty chemicals. He also serves on the board of Myers Industries, Inc., a manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets and the board of Akron General Health System. He also has served on the boards of the Akron Community Foundation, United Way of Summit County, Akron General Development Foundation and Leadership Akron.

Karl J. Warnke, age 57, has been a director of the Company since 2000. He was President and Chief Operating Officer of the Company from 1999 through December 31, 2006, and has been President and Chief Executive Officer since January 1, 2007. Prior to that, Mr. Warnke was Executive Vice President of the Company from 1993 to 1999 and was Vice President and General Manager, U.S. Utility Services and Operations Support, from 1988 to 1993. Mr. Warnke is a member of the Conference Board’s Executive Council for Mid-Cap Companies, the Greater Akron Chamber Board of Directors and a member of the Executive Committee of the Board of Trustees for the Ohio Chapter of The Nature Conservancy.

Present Director Whose Term Expires in 2009

William L. Phipps, age 58, has been a director of the Company since 2006. He had been President and CEO of The White Rubber Corporation, a manufacturer of personal protective equipment and live-line tools for the electric utility industry, from 2002 until his retirement in 2006. Prior to that he held other positions with The White Rubber Corporation. He is a board member of the Miami (OH) University Business School.

William L. Phipps has elected not to stand for reelection to the Board of Directors. We appreciate Mr. Phipps’ service to the Board and thank him for his contributions during his three-year tenure.

Present Directors Whose Terms Expire in 2010

William J. Ginn, age 57, has been a director of the Company since 2007. He was named the Chief Conservation Officer for The Nature Conservancy, an international nonprofit conservation organization, in 2008, and prior to that and since 2005 he was Director of Global Forest Partnership. From 1996 to 2005, he held various positions with The Nature Conservancy, including Director of the Forest Conservation Strategies Program, Manager of Division Conservation Programs-NEC, and Senior Advisor of the Asia Pacific Region. Before joining The Nature Conservancy, Mr. Ginn developed one of the first major U.S. companies in the organic recycling area, which was later sold to a Fortune 500 solid waste management company. He has also taught courses in economics and environment as a visiting faculty member at the College of the Atlantic.

Douglas K. Hall, age 57, has been a director of the Company since 1998. He retired in February 2008 after serving since 1999 as President and Chief Executive Officer of MDA Federal, Inc. (formerly Earth Satellite Corporation), a subsidiary of MDA Corporation, a provider of remote sensing utilizing geographic information systems (GIS). Prior to joining MDA Federal, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international nonprofit conservation organization, from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration (NOAA) in the U.S. Department of Commerce.

John E. Warfel, age 61, was appointed by the Board of Directors at the September 12, 2008 meeting to fill a director vacancy. He had been president of Westfield Financial Corporation, a diverse group of financial services and related companies operating in the United States and Canada and a member of Westfield Group, from 2002 until his retirement in 2008. Prior to joining Westfield Financial Corporation, he was Vice Chairman and President of Oswald Companies, a large regional insurance firm, from 1975 to 2002. He is past President of the Insurance Board of Greater Cleveland, a member of National and Local Chapters of Property and Casualty Underwriters, past Vice President of the Ohio ESOP Association, and past Member of the Board of Trustees of Assurex Global.

Present Directors Whose Terms Expire in 2011

R. Douglas Cowan, age 68, has been a director of the Company since 1982 and Chairman of the Board since 1997. He was Chief Executive Officer from 1988 and until his retirement effective December 31, 2006. He is a director of The J.M. Smucker Company, a manufacturer and marketer of food products, and of three privately-held companies in northeast Ohio: LexiComp, Inc., Great Lakes Construction Co., and Buckeye Corrugated, Inc. Mr. Cowan previously served as a member of the Board of Trustees of Kent State University, appointed by Governor Bob Taft in 1999, and is a former member of the Board of Trustees of Northeastern Ohio Universities College of Medicine.

J. Dawson Cunningham, age 62, has been a director of the Company since 2005. He was Executive Vice President and Chief Financial Officer of Roadway Corporation, an over-the-road truck transport operation, from 1998 until his retirement in 2003. Prior to that, he held various positions as an officer of Roadway beginning in 1986. Mr. Cunningham previously served as Co-Chairman of the Board of Trustees, New York State Teamsters Council Health & Hospital Fund and Conference Pension & Retirement Fund, having served as a trustee since 1992, and was a trustee of the New England Teamster and Trucking Industry Pension Fund from 1996 until January 2007. He is a member of the Board of Trustees of Akron General Health System, serving as Chairman from 1998 to 2003. He is a past member of the board of directors of the American Red Cross and Junior Achievement.

Sandra W. Harbrecht, age 59, was appointed to replace Dr. Cartwright at the September 12, 2008 meeting of the Board of Directors. She has been President and Chief Executive Officer of Paul Werth Associates, a public relations firm, since 2008 and was President since 1985. Prior to that, she was a Credit Analyst for Bank One, Columbus NA and also an educator for ten years in the Worthington City School system. She is immediate past Chair of the Board of Trustees for Kent State University and serves on the Dean’s Advisory Council for the Fisher College of Business at The Ohio State University. She is also Chair of Experience Columbus and a former board member of the Columbus Chamber of Commerce, an accredited member of the Public Relations Society of America, a past chair of the Societies Counselors Academy and a founding member of the Council of Public Relations Firms.

After almost seven years of service, Dr. Carol A. Cartwright made the decision to resign from the Board of Directors effective at the September 12, 2008 Board meeting. We appreciate Dr. Cartwright’s years of service and as Governance Committee Chairman, thank her for her guidance during her tenure with the Board, and wish her well in her current position as President of Bowling Green State University.

CORPORATE GOVERNANCE

Independence

The following directors and nominees for directors have been identified as being independent in accordance with Regulation S-K, Item 407 of the Securities and Exchange Commission (“SEC”): Dr. Carol A. Cartwright, J. Dawson Cunningham, William J. Ginn, Douglas K. Hall, Sandra W. Harbrecht, William L. Phipps, Robert A. Stefanko and John E. Warfel. Mr. Cowan is a former executive officer and Mr. Warnke is an executive officer of the Company and they are, therefore, not deemed to be independent directors.

With respect to determining if a director or a director nominee is independent, we use the same definition of independence as used by the New York Stock Exchange (“NYSE”), a national securities exchange. In considering the issue of independence, the Board considered if the director or nominee had any transactions with us.

Committees of the Board of Directors; Shareholder Nominations; Attendance

The present members of the Compensation Committee are Messrs. Cunningham (Chairman), Ginn, Hall, Warfel and Ms. Harbrecht. The Compensation Committee, which must be composed entirely of independent directors as that term is defined by the NYSE, recommends to the Board of Directors the salaries and other compensation of our executive officers and supervises the administration of our benefit programs. As more fully set out in the Compensation Discussion and Analysis, the Compensation Committee does not delegate its authority to set compensation; however, the Board does review recommendations from our Chief Executive Officer regarding the compensation of other officers. Furthermore, the Committee periodically retains outside consultants to review and discuss compensation and benefit plans. When utilized, the outside consultants are provided with specific instructions relating to the research to be performed. When engaged to conduct a salary and bonus level review, the consultants are directed to compare our plans with those of companies of similar size and in similar industries. Similarly, the consultants are directed to compare and contrast benefit plans that are applicable to private and public companies of similar size and with similar governance structures. Findings by the consultants are reviewed by the Committee and with the full Board, which then makes the final decisions regarding compensation. In 2008, the executive officers engaged Towers Perrin to thoroughly review director compensation and to provide a comprehensive review and guidance on directors compensation structure for 2009 and forward. The findings of the consultant were reviewed by the executive officers and presented to the Compensation Committee for review and recommendation. The full Board, based on the findings outlined, approved the current director compensation. The Compensation Committee met three times and one time by teleconference in 2008.

The present members of the Audit Committee are Messrs. Cunningham, Ginn, Hall (Chairman), Phipps, Stefanko and Warfel. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to: the integrity of our financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of our internal and independent auditors; the independent auditors’ qualifications and independence; and our compliance with ethics policies and legal and regulatory requirements. The members of the Committee meet the independence requirements of the NYSE and the Securities Exchange Act of 1934. The Board has determined that Robert A. Stefanko and J. Dawson Cunningham qualify as audit committee financial experts pursuant to the SEC’s rules. The Audit Committee met two times in 2008. In addition, the Chairman and members met with management and the independent auditors by teleconference four times in 2008.

The present members of the Corporate Governance Committee are Messrs. Cowan, Phipps, Stefanko (Chairman), Warnke and Ms. Harbrecht. Messrs. Phipps and Stefanko and Ms. Harbrecht are independent directors who meet the NYSE independence standards. In that Mr. Phipps is not standing for reelection, the Board appointed Mr. Warfel, who also meets these independence standards, to the Committee at the March 2009 meeting. The Corporate Governance Committee screens and recommends candidates for election as directors and recommends committee members and committee chairpersons for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by our shareholders. A shareholder may nominate one or more candidates for election as director by, not less than 30 days prior to the meeting at which the directors are to be elected, notifying our Secretary of his or her intention to make the nomination. The shareholder must provide us with all of the information about each of the candidates so nominated as would be required under the rules of the SEC to be included in a proxy statement. The Committee also conducts annual performance evaluations of the committees of the Board. The Corporate Governance Committee met four times, and one time by teleconference, in 2008.

The Board should represent a broad spectrum of experienced individuals who are able to contribute to our success. To that end, the Board should seek candidates having, among other things, senior operating experience with service corporations or other organizations and a broad understanding of and direct experience in corporate business and service delivery. Consideration of potential new members should include the issues of independence, diversity and skills necessary to fit the perceived needs of the Board at a particular time.

In addition, nonindependent directors may not serve on the Compensation or Audit Committee. Independent directors generally serve on at least two committees.

The Board met five times in 2008 and two times by teleconference. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. We encourage our directors to attend the Annual Meeting of Shareholders. In 2008, all directors attended the Annual Meeting of Shareholders.

The charters of the Compensation, Audit and Corporate Governance committees are attached as appendices.

Communicating Concerns to Directors

We have established procedures to permit confidential communications by shareholders to the Board of Directors regarding the Company. Shareholders may communicate directly with the Board of Directors by mail at the following address: Mr. R. Douglas Cowan, Director, c/o Secretary, The Davey Tree Expert Company, Attn: Shareholder Communications, 1500 North Mantua Street, Kent, OH 44240.

Mr. Cowan’s Duties as Chairman

Mr. Cowan, currently the Chairman of the Board of Directors, was Chief Executive Officer until his retirement on December 31, 2006. At the May 2008 Board meeting, Mr. Cowan agreed to terminate his Consulting Agreement with us dated December 31, 2006. He has no other written agreements with the Board and receives the same Director fees as received by all other directors. Under the Agreement, he was paid an annual retainer of $150,000 in lieu of director fees and in 2008 was paid $62,500 prior to the termination of the Agreement.

Indebtedness of Management

The 2002 stock subscription offering resulted in subscriptions for 836,007 common shares, whereby some employees opted to finance their subscriptions with a down payment of at least 10% of their total purchase price and a seven-year promissory note for the balance due, with the interest due at 4.75%. Promissory note payments of both principal and interest are made either by payroll deduction or annual lump sum payment. The promissory notes are collaterized with the common shares subscribed and the common shares are only issued when the related promissory note is paid-in-full. Dividends are paid on all unissued subscribed shares. The loans made pursuant to the subscription offering preceded the effective date of the Sarbanes-Oxley Act of 2002 and are, therefore, not subject to the prohibition of loans to our officers. In connection with the stock subscription offering, no officers were indebted to us for amounts in excess of $120,000 at any time during the year 2008.

No executive officer, director or director nominee was indebted to us or was a party to any transaction in which any related person will have a direct or indirect material interest. Further, no related person has proposed such a transaction. For purposes of this discussion, a related person is a director, a nominee for director, an executive officer, an immediate family member (including nonrelated persons sharing the same household) of any of these persons, or any entity controlled by any of these persons.

Transactions with Related Persons, Promoters and Certain Control Persons

We maintain a written policy regarding related party transactions. Under that policy, all transactions with or involving a related person must be disclosed and approved in advance by the Corporate Governance Committee. Further, each officer and director is requested, on an annual basis, to confirm the existence of any related person transaction.

Director Interlocks

Ms. Harbrecht is President and Chief Executive Officer of Paul Werth Associates. This firm provides marketing consulting services on a project basis to us. In 2008, we paid $37,500 to Paul Werth Associates for services associated with a marketing research project.

OWNERSHIP OF COMMON SHARES

The following table shows, as of March 21, 2009, the number and percent of our common shares beneficially owned by each nominee, director, and officer listed in the Summary Compensation Table, and all directors and officers as a group.

Name	Number of Shares (1)(2)(3)	Percent (2) (4)
Karl J. Warnke	503,571	3.21%
R. Douglas Cowan	392,483	2.51%
J. Dawson Cunningham	16,000.10%
William J. Ginn	8,380.05%
Douglas K. Hall	36,000.23%
Sandra W. Harbrecht	7,334.05%
William L. Phipps	8,000.05%
Robert A. Stefanko	11,900.08%
John E. Warfel	5,334.03%

David E. Adante	319,127	2.03%
Howard D. Bowles	303,699	1.94%
C. Kenneth Celmer	258,653	1.65%
Steven A. Marshall	115,348.74%
22 directors and officers as a group, including those listed above	3,434,255	21.97%

(1)	Other than as described below, beneficial ownership of the common shares listed in the table is comprised of sole voting and investment power, or voting and investment power shared with a spouse.

Includes shares allocated to individual accounts under our 401KSOP and ESOP Plan with respect to which the following executive officers have only sole voting power as follows: Karl J. Warnke, 44,291 shares; David E. Adante, 55,069 shares; C. Kenneth Celmer, 85,625 shares; Howard D. Bowles, 64,070 shares; Steven A. Marshall, 58,143 shares; and 609,626 shares by all officers as a group.

(2)

These include the right to purchase on or before May 20, 2009, upon the exercise of outstanding stock options, 72,000 common shares by Karl J. Warnke, 60,000 common shares by David E. Adante, 48,000 common shares by C. Kenneth Celmer, 48,000 common shares by Howard D. Bowles, 14,000 common shares by Steven A. Marshall and 450,800 common shares by all directors and officers as a group.

(3)

Of the shares listed, the following number of shares were pledged as security: R. Douglas Cowan, 85,000 shares; C. Kenneth Celmer, 18,783 shares and 140,662 shares by all directors and officers as a group.

(4)

Percentage calculation based on total shares outstanding plus the options exercisable by the respective individual on or before May 20, 2009, in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934.

To our knowledge, as of March 21, 2009, no person or entity was an owner, beneficial or otherwise, of more than five percent of our outstanding common shares. Reliance Trust Co., trustee of the 401KSOP and ESOP Plan (“401K”), 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA 30328, had, as of March 21, 2009, certain trustee-imposed rights and duties with respect to common shares held by it. The number of common shares held in the 401K as of March 21, 2009, was 4,935,377, or 31.58%, of our outstanding common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Currently, we file these reports on behalf of our directors and executive officers. Based on our review of these reports, we believe that, during the year ended December 31, 2008, all reports were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Oversight

We, the members of the Compensation Committee of the Board of Directors, which is composed entirely of nonemployee directors, are responsible for management succession matters, for developing, approving and administering the Company’s executive incentive and benefits programs, and for establishing salaries for executive officers. The Company’s executive officers include Karl J. Warnke, Principal Executive Officer (“PEO”), David E. Adante, Principal Financial Officer (“PFO”) and the other executive officers named in the Summary Compensation Table (collectively the “Named Executive Officers” or “NEOs”). In this capacity, we are careful to align NEO compensation with the interests of the Company’s shareholders. We review all proposed programs, and changes to programs, and discuss our recommendations with the full Board of Directors prior to approval. We then communicate approved plans to executive management.

We periodically retain outside consultants to assess the adequacy and fairness of the compensation programs and meet frequently with the PEO to obtain management’s recommendations on compensation issues. However, no Company management personnel are involved in approving executive compensation programs, and no executive officer is responsible for approving either that executive officer’s or any other NEO’s compensation without review by us. Although we consider the executives integral to the Company’s success, no executive officer has an employment agreement with us or the Company. In 2008, we retained Towers Perrin to provide a comprehensive review and guidance of the officer compensation structure for 2009 and forward.

In the event of a change in control, as defined in the 2004 Omnibus Stock Plan, unless the Board of Directors determines otherwise, all outstanding stock appreciation rights, stock options and stock purchase rights become fully exercisable; all restrictions on restricted stock and other awards are removed; and all cash awards become fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the “continuing directors” then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors.” For this purpose, “continuing directors” include directors who were in office at the time of the change in control or who were recommended or elected to succeed “continuing directors” by a majority of the “continuing directors” then in office.

Compensation Philosophy and Objectives

The main objectives of the compensation programs are to attract and retain qualified personnel; reward them for achieving identified goals and objectives; generate a fair return to shareholders on their investment; and do so in a way consistent with the Company’s culture, business objectives and employee ownership structure. To align executive officer compensation with the interests of the Company’s shareholders, we have established a policy whereby a substantial portion of the compensation of the Company’s executive officers, including the PEO and the PFO as well as the other NEOs, is contingent on the Company’s profitability. The compensation programs also contain components based on achieving a specified operating profit and a return on invested capital results.

In order to meet these objectives, we design the programs such that the Company shareholders’ interests are advanced before we approve any incentive payments to the executive officers. To the extent that the efforts of the executive officers result in higher earnings and enhanced shareholder value, we believe the officers should be rewarded. As a result, we intend the compensation programs to create a significant incentive to properly manage the Company, which in turn will create long-term benefits for the shareholders without encouraging the taking of excessive risks that could be detrimental to the interests of the shareholders. Overall, we do not believe that any aspect of the Company’s compensation programs encourages the NEOs to take unnecessary and excessive risks.

The overall compensation program provides a balanced mix of salary, incentive bonus and equity awards. By creating a program that includes both long- and short-term goals and targets, we believe that each element of the overall program, comprised of base salary, annual cash incentive plan awards, and longer-term stock option, restricted stock unit and performance restricted stock unit grants, complements and rewards annual performance as well as ensures long-term viability, growth and shareholder value. Additionally, to retain and attract qualified executive and management talent, the Board has approved several retirement benefit plans. Conversely, in order to reduce the risk of focusing on too narrow a result, currently no portion of an award under the compensation program is based solely on an increase in the Company’s stock price. Further, no award is grossed-up or otherwise adjusted to account for its tax consequences.

We are cognizant of Internal Revenue Code (“IRC”) Section 162(m), which caps the Company’s ability to take a tax deduction at $1 million per year for amounts paid to each NEO that are not paid pursuant to performance-based compensation plans that were approved by the Company’s shareholders and us. To date, and including the year 2008, no executive officer has been paid more than $1 million and, therefore, we are permitted a 100% tax deduction for all amounts paid to the executives. Moreover, we recognize that stock-based awards must be accounted for in the Company’s financial statements in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”). We account for stock-based awards using the fair-value method, as defined by FAS 123R.

We understand that compensation programs should be designed to reduce the opportunity for participants to take unnecessary risks to the detriment of the Company’s shareholders and future viability in order to achieve their performance targets. We have designed the programs to address these risks and minimize the opportunity for any individual to manipulate or undermine the programs. We have accomplished this by tailoring the programs to incorporate objective features, including plan and targeted objectives, that are set in advance and reviewed periodically by the Board, multiyear bonus-based calculations, and goals and objectives set jointly by us and the PEO and approved by the Board. Further, the Board reviews and approves all executive bonus payments. We designed this program before the recent economic situation to prevent just such an occurrence; therefore, the Board did not determine that any material changes were necessary to preserve the long-term integrity of the programs.

Base Salaries

We pay executive officers a base salary that generally is near the “mid-point” of the market range for similar positions at companies that are approximately the same size and complexity. Although we have not established a unique peer group, we periodically retain a nationally-known compensation consulting firm to conduct a compensation competitiveness study to determine the adequacy of base salaries, as well as all other compensation of the Company’s executive officers. The study was last updated in March 2008 by Towers Perrin, and we established compensation ranges for each of the Company’s executive officers on the basis of job description and market comparisons. We evaluate the Company’s PEO based on the Company’s annual performance as well as other performance objectives as established between us and the PEO, including demonstrated capabilities, achievement of results, and development of management employees. These other objectives can and do change annually and may incorporate such things as management succession activities, board governance issues and other objective and subjective measures of significance to us. Similarly, the other NEOs are evaluated not only on performance related to achieving certain financial objectives, but on other individual objectives, their scope of responsibility, experience and expertise. Annually, the salaries of other executive officers are reviewed by us with the PEO to determine merit and performance increases based on the PEO’s evaluation, as well as our evaluation. We periodically review the NEOs’ performance and have the opportunity to interact with senior executives at various times during the year, which aids in our assessment of each individual’s performance.

The base salary disclosed in the Summary Compensation Table for each NEO in 2008 and prior years reflects the philosophy outlined above as it relates to executive compensation. The increase in 2008 over their 2007 base salary reflects the NEO’s achievement of specific objectives, as well as our general Company-wide annual salary increase range of between three and five percent. Mr. Warnke’s percent increase was slightly higher to reflect, in addition to the broader financial results of the Company, our competitive compensation analysis of CEOs of similar organizations and his achievement of certain organizational goals set for him in his first year as CEO.

Annual Incentive Plan

In 2002, the Board of Directors adopted a revised Management Incentive Plan. As part of their annual compensation under this Plan, the executive officers and other key personnel have an opportunity to earn an incentive bonus award based primarily on the annual operating profit achieved. The focus of this element of the overall compensation program is to reward achievement of annual goals set by us. These incentive awards generally approximate 20% to 70% of a participant’s total annual base salary, and currently, there are 41 employees eligible for an incentive award under this Plan. The Board of Directors establishes, as a percentage of sales, a target operating profit percentage each year, calculated as described below. The degree to which the target percentage is underachieved or overachieved affects the total pool available for bonus awards. In addition to the mathematical calculation under the plan formula, we have the option to consider other relevant factors, as determined by the Board of Directors, in setting NEO final incentive awards. Such factors might include segment performance or achievement of individual goals. The Board has reviewed individual performance and other factors annually and has adjusted annual incentive awards based on that review. However, if the Company’s actual operating profit percentage is below 80% of the annual target as set by the Board, generally no incentive bonus awards are paid. The amount of the bonus award will increase the closer the actual results are to the target. The NEOs have an individual target percentage of base salary that ranges from 40% to 70% of base salary. Earning this target incentive is dependent on the Company achieving the overall target operating profit percentage described above. To the extent that the target operating profit percentage is overachieved, the NEO’s incentive award will increase. At 120% of the annual target, the formula is increased such that 150% of the normal target percentage of base salary is granted. At or above 121% of the annual target, an amount equal to 25% of the excess operating profit over 120% of our annual target is added to the annual incentive pool. However, in no event will the annual incentive payments for all participants be greater than 15% of the actual operating profit for that year. We may consider extraordinary or nonrecurring events affecting the annual results in evaluating the achievement of performance targets. To provide motivation for the NEOs to continue to maintain sustainable results and to continue to emphasize the importance of employee ownership, the NEOs receive shares of stock for 10% of the amount of an incentive award above $25,000. For example, if a NEO has earned an incentive award of $50,000, then $47,500 would be paid in cash and $2,500 would be paid in stock at the most recent valuation (usually our year-end valuation): [e.g., ($50,000 - $25,000) = $25,000 x 10% = $2,500]. We also paid discretionary bonuses to most office personnel and paid bonuses under several safety, retention and sales programs to eligible field employees.

For 2008, we set the target operating profit percentage at 6.0%, and the operating profit percentage actually achieved for fiscal year 2008 was 7.0%. Incentive awards are calculated after year-end financial results are reviewed, and no award is paid until the annual financial statements are certified by the Company’s independent auditors and approved by us and the Board of Directors.

The actual operating profit percentage is calculated by dividing actual operating profit by actual revenues. Operating profit is defined as income from operations as presented in the Company’s financial statements prepared under generally accepted accounting principles adjusted to exclude: administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining balance depreciation method expense over straight-line method depreciation expense; and, gains and losses on the sale of assets. The number is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event by us. For a given year, each NEO generally will receive the same percentage level; however, each NEO is then evaluated for achievement of the goals and objectives described above. Even though the Company achieved record earnings in 2008, as reflected in the Summary Compensation Table the payments made to the NEOs were lower than in 2007 primarily because in 2007 the targeted operating profit percentage of 6.0% was overachieved by 129% of target. In 2008, the target of 6.0% was overachieved by 117%. Mr. Bowles’ and Mr. Marshall’s reductions were less than other NEOs because of the results achieved in the business segments under their direction.

Long-Term Incentive Compensation: Stock Options

In 2004, the shareholders approved the 2004 Omnibus Stock Plan (“Plan”), which consolidates into a single plan provisions for the grant of stock options, other stock-based incentives, and the employee stock purchase program. Provisions of the Plan give us broad discretion to fashion the terms of awards in order to provide employees with longer-term stock-based incentives that are appropriate under the circumstances. The principal objective of the long-term incentive program is to reward employees for achieving positive long-standing results that increase the value of the Company’s stock. By awarding certain employees incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”) and providing opportunities for employees to acquire stock through other stock programs, including the Stock Appreciation Rights program described below, we are aligning the long-term value of the stock price with potential financial gains for employees and executives. Under the Plan, the tax and accounting treatment of an award is accounted for as required by law and generally accepted accounting principles. To date, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.

Stock options, whether they are ISOs or NQSOs, generally vest in equal installments over five years, beginning on the first anniversary of the grant date. These options provide senior executives with the opportunity to acquire common stock over time at a price that is fixed, based on the most recent stock valuation price as of the date of grant. Under the Plan, option holders may also exchange or “swap” previously-owned shares for option stock that is eligible to be exercised. The swap is permitted under IRC Section 1036 as a tax-deferred transaction and authorized under the Plan. Pursuant to a swap, the previously-owned stock is exchanged at the current fair market price for the stock options exercised. The options are exercised at their option exercise price, and the basis of the newly-acquired stock will remain the basis of the previously-owned stock. If the current market price is higher than the stock option price, this permits an option holder to increase the number of shares owned without paying cash for the option exercise or incurring an individual capital gain tax liability on the swap of the previously-owned shares.

There is a limited term in which an option grantee can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Except as described below, option holders generally forfeit any unvested options if their employment with the Company terminates.

In the case of a retirement by an option holder, the retiree may exercise any vested stock options within three months after the date of retirement. Upon the death or permanent and total disability of an option holder while employed by the Company or within three months after the date of termination, the option holder or option holder’s representative will have the right to exercise any vested stock options within one year after the date of the option holder’s termination or death. Also, we may accelerate unvested options outstanding at or granted after September 13, 2007, to become immediately exercisable, in-full or in-part, upon death, permanent disability or upon retirement at age 62 or older, provided the option holder has completed at least one year of continuous service. If the option holder’s termination is due to any reason other than those listed above, the option holder may exercise any vested stock options within the three-month period after the date of termination, but only with our consent or that of the Board of Directors. The right to exercise a stock option in these limited circumstances would not result in an extension of that stock option’s initial expiration date.

If the stock value increases after the grant of options, the option becomes more valuable. This accomplishes two objectives. First, the employee must remain employed over the vesting period, providing an incentive for the option holder to remain employed by the Company; second, it ties a significant component of the employee’s compensation to the interests of all shareholders by focusing executive officers on longer-term results. In general, option grants to nonexecutive employees occur in the same way as grants to executive officers. Option grants are not specifically timed to enhance overall executive compensation, and we do not time option grants to make up for any shortfalls in annual incentive or other benefit payments.

We have periodically granted options, taking into account the amount of options currently outstanding, the period of time between grants and changes within management positions, as well as overall performance of the Company and the performance of individual grantees. While we make the final decision, we may solicit input from our senior executives regarding the performance of other officers and employees. Tax and accounting treatment of any stock option grant is accounted for as required by law and generally accepted accounting principles. To date, options have not been granted on an annual basis. In the last six years, options were granted in the years 2003 and 2006. Because the Board was considering alternatives to the practice of periodically granting stock options, no option grants were made in 2008. We have not intentionally timed the grant of stock options to coincide with the release of material nonpublic information, and any policy adopted by us will address the prohibition of timing of option grants in relation to the release or existence of material nonpublic information.

Stock Appreciation Rights

Consistent with our objective to move to a more effective longer-term stock-based incentive program, on March 11, 2009, as authorized by the 2004 Omnibus Plan, the Board implemented the Stock Appreciation Rights program (“SAR”). In general, under the SAR, eligible employees may receive annual grants of stock-settled stock appreciation rights or performance restricted stock units. In that this program will reward sustained stock value improvement over time, we anticipate that this program will further our objective to align the long-term value of the Company’s stock price with financial incentives for the NEOs, officers and managers. We are currently finalizing the SAR provisions and features and it is our intention to implement the SAR in 2009.

Qualified Retirement Plans

The Company’s executive officers, as well as every other eligible employee, are entitled to participate in the qualified retirement plans. These plans, set up pursuant to ERISA regulations, seek to provide every employee with the opportunity to accumulate funds for retirement. The plans include The Davey Tree Expert Company Employee Retirement Plan (“ERP”) which, as explained below, was frozen effective December 31, 2008, and the 401KSOP and ESOP Plan (“401K”).

Due to the downturn in the global stock and financial markets in 2008 and the ensuing decline in the value of the ERP, the Company anticipated that its cash flow and earnings would be negatively impacted for 2009 and beyond. We determined that the adverse financial impacts were in excess of the benefits that would accrue to the employees. Therefore, after careful consideration, the Board of Directors approved an amendment to freeze the ERP effective December 31, 2008.

Under the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, eligible participants who retire will still choose the same payment options and forms of retirement, beginning as early as age 55, as before. The benefit formula will remain .30% of covered compensation for each full or partial year of benefit service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit service. The minimum guaranteed benefit remains $80. Covered compensation refers to the average of the participant’s social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age. If a participant is vested and terminates before he or she is eligible for retirement and the value of the benefit is less than $5,000, the participant is eligible to receive a one-time lump sum payment.

In connection with the freeze of the ERP, and to help offset the loss of future benefit accruals under the ERP, the Board of Directors implemented enhanced benefits to the 401K effective January 1, 2009. Under the enhanced plan, an employee who is a noncollective bargaining employee, who is at least 21 years old, and has completed one year of continuous service, is automatically enrolled in the 401K. The employee may then elect to opt out of the 401K, and participants can suspend contributions at any time. Participant contributions are on a before-tax basis and the Company makes an annual contribution in Company stock equal to 100% of the first one percent and 50% of the next three percent, for a total of a four percent deferral, of the participant’s W-2 wages, subject to the Internal Revenue Service limit and not to exceed $230,000, which is the government imposed annual compensation limit required for qualified retirement plans. This represents an increase in the potential maximum contribution from 1.5% to 2.5%. Participant contributions are always 100% vested, and company contributions become 100% vested after three years of continuous service, or upon death, permanent disability or retirement of a participant. The 401K offers a variety of investment options with varying levels of risks and returns for the participant’s contributions; however, the investment in Company stock is restricted to no more than 25% of the employee’s annual contributions. The value of the account eligible for distribution is the vested investment value at the time of distribution, and there is no guarantee of any rate of return or investment value.

As stated above, under the negative election option, all newly eligible employees are automatically enrolled in the 401K and will continue to be enrolled unless the employee instructs the Company to suspend the employee’s participation. However, the negative election option was suspended for all new employees hired as a result of the acquisition of certain assets of Wolf Tree Experts, Inc. All new employees hired subsequent to this asset acquisition by the resulting wholly-owned subsidiary Wolf Tree, Inc. are automatically enrolled in the 401K under the negative election option.

Nonqualified Retirement Plans

In 1994, we changed our qualified retirement plans to permit a greater number of employees to participate. These changes created additional restrictions on the ability of NEOs and other management personnel to fully participate. Due to these limitations imposed by the IRC, the affected employees will receive less in retirement benefits as a percentage of final average pay than are available to other employees and to executive officers at comparable companies. As a result, we became concerned with attracting and retaining qualified executive and management talent, as well as with providing additional retirement benefits to executive management. We explored ways to improve the retirement benefits and concluded that the best way to achieve our objectives was to adopt nonqualified retirement plans that will supplement the existing qualified retirement plans, along with granting the restricted stock awards discussed below. We developed the provisions of the plans with the assistance of Towers Perrin, an independent consulting firm with substantial experience in designing employee benefit plans. The Board approved The Davey Tree Expert Company 401KSOP Match Restoration Plan (“Match Plan”), The Davey Tree Expert Company Supplemental Executive Retirement Plan (“SERP Plan”) and the Davey Tree Expert Company Retirement Benefit Restoration Plan (“Restoration Plan”), all effective as of January 1, 2003. To assure shareholders that we instituted the plans with these tenets in mind, Company management personnel were not involved in their development or approval. Payments made under these plans will be made from the Company’s general assets.

Pursuant to the Match Plan, an employee who has elected to contribute the maximum amount under the qualified 401K plan, but who is precluded by IRC restrictions from receiving the full matching contribution paid by the Company, is eligible to participate in the Match Plan. The Match Plan allows the employee to accumulate an amount that could have been matched if the IRC restrictions had not been in effect. Each participant has two potential match criteria. If the participant is unable to contribute the full matching percentage permitted, we will increase the participant’s Company match such that it, when added to the match under the 401K, will equal 50% of the permitted percentage. Further, the Company will contribute an amount equal to 50% of 3% for any amount above the maximum compensation level, which is currently set at $230,000. The Company maintains an account record for each employee who meets this criteria to reflect that employee’s interest in the Match Plan. Interest on each account record, currently set at 7%, is accrued annually on December 31.

Concurrent with the freeze of the ERP, and for the same general reasons that led to the decision to freeze the ERP, the Board of Directors also froze the Restoration Plan effective December 31, 2008. Prior to the freeze, under the Restoration Plan, an employee whose benefit under the ERP was limited by the IRC was eligible to qualify for a benefit. The plan allowed for a restoration payment that, when added to the monthly retirement benefit, equaled the monthly retirement benefit under the ERP that would have been payable if certain IRC earnings limit provisions were not in effect. As with the ERP, any benefit accrued under the Restoration Plan will be frozen as of December 31, 2008.

The SERP provides a retirement benefit of an amount equal to 30% multiplied by a participant’s Final Average Compensation (“FAC”) calculation, which is then reduced by the sum of the participant’s Restoration Plan benefit, qualified ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. FAC is based on the average of the highest three annual earnings out of the last five years prior to retirement. If at actual retirement the calculation set out above for a participant, excluding the 30% SERP component, is greater than or equal to 30% of FAC, no benefit is payable under the SERP.

Long-Term Incentive Compensation:

Restricted Stock Units and Performance Restricted Stock Units

As a supplement to the qualified and nonqualified benefit plans, and as authorized by the 2004 Omnibus Plan, we approved time-based and performance-based restricted stock awards for certain executive officers, including the PEO. We generally make these awards to provide retention incentives that focus on factors other than short-term results, reward superior corporate performance and provide additional retirement benefits. We granted time-based restricted stock awards (“RSU”) primarily to provide retention incentives through additional retirement benefits. We approved the performance-based restricted stock awards (“PRSU”) as another, but more stringent, method to supplement retirement benefits. In general, prior to 2007, awards vested on the earlier of the fifth anniversary of the date of grant or the participant’s termination of employment with us. Each RSU and PRSU was eligible to be paid as soon as practical after it vested, or a participant could elect to defer receipt of a payment to a later date. In 2006, we amended the Plan so that no RSU or PRSU granted after 2006 is paid until the participant retires. In 2009, we amended the Plan such that each RSU or PRSU award would vest as previously outlined or as determined by us as set forth in the notice of the award. As with the stock options, tax and accounting treatment of an award is accounted for as required by law and generally accepted accounting principles. Further, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.

We established RSU awards to provide a participant with the opportunity to achieve a total retirement benefit that would equal 40% of the participant’s projected final average annual compensation at retirement. When we select a participant to receive this award, we determine the RSU award for that participant based upon a calculation that starts with a computation of the participant’s estimated retirement benefits payable from Company-sponsored plans, along with 50% of the participant’s estimated social security benefit. Next, this value is compared to an estimate equal to 40% of the participant’s final average annual compensation, and the difference is deemed the “Benefit Shortfall.” Then, a target value of Company stock is calculated using certain assumptions, including a current compound annual growth rate of 10% (the “Target Share Value”). The Benefit Shortfall is divided by the Target Share Value. This quotient is then divided by the number of years to reach normal retirement, and the resulting number is the initial RSU award. In succeeding years, the named participant will receive an annual grant of RSUs equal to the initial grant, unless we decide to increase or decrease the award or drop the participant from the plan. Except as it relates to the calculation, the RSU award is not based upon or in any way contingent upon the other elements of a participant’s compensation package. Each NEO received the RSU award as disclosed in the first line of the column labeled “All Other Stock Awards” in the 2008 Grants of Plan-Based Award table. Pursuant to the terms of the plan, the award, after adjusting for the two-for-one stock split in 2008, was the same as the award in 2007.

We established PRSU awards to provide a participant with the opportunity to achieve, based on certain predetermined performance criteria, a total retirement benefit that would equal 50% of the participant’s projected final average annual compensation at retirement. In order to receive retirement benefits at this level, the Company must achieve a return on average invested capital percentage (“ROAIC”) that we established based upon applicable industry, market and economic conditions and as ratified by the Board of Directors. The ROAIC calculation is a formula that divides average invested capital (net worth plus the sum of bank debt and lease obligations) into the sum of net income plus income taxes and interest. We believe that return on invested capital is an appropriate measure of corporate performance because achievement of these targets would increase shareholder return and provide expansion opportunities for the Company.

The level of an award of PRSUs is made each fiscal year based on this ROAIC using computations similar to those used to determine a RSU award. The ROAIC for receiving the maximum award is currently set at 24%, the same as it was when first established by the Board in 2004. Further, if the ROAIC is less than 8%, there will be no PRSU awards. Achieving a ROAIC of more than 8% but less than 24% will result in a participant receiving a portion, but less than the full value of, the available PRSU grant. The actual ROAIC achieved in 2007 and granted in 2008 was 24%, which resulted in 100% of potentially available PRSUs being awarded. As with the RSU, we designed the PRSU awards to retain executive talent by enhancing long-term retirement benefits. Except as it relates to the calculation, PRSU awards are not based upon or in any way contingent upon the participant’s compensation package. Each NEO received the PRSU award as disclosed in the second line of the column labeled “All Other Stock Awards” in the 2008 Grants of Plan-Based Award table.

Currently, in order to achieve the targeted retirement benefit for the executive officers under the RSU and PRSU plans, the Company’s stock would have to appreciate in value over the period until a participant’s retirement at a rate of 10% per year, and ROAIC must consistently meet 24%. By establishing performance targets aggressively and assuming strong appreciation rates, we believe that we have aligned each executive officer’s restricted stock award with shareholder interests.

Perquisites

NEOs qualify for certain perquisites as described in footnote 5 to the Summary Compensation Table. Many of these perquisites, including the officers’ medical, long-term disability plan, personal tax preparation fees, and the management car plan, are made available to other officers and management employees of the Company. We believe these perquisites are appropriate to attract and retain qualified personnel and to provide additional incentives to enhance management’s performance and commitment.

Other Benefit Plans

Other benefit plans that are available to all eligible employees, including executive officers, consist of, among others, the employee stock purchase plan, the payroll savings plan, the government savings bonds purchase plan, the group health insurance plan, the life insurance plan, the dental and vision insurance plan, and the vacation plan.

With regard to the purchase and sale of stock, executive officers may purchase stock on the same basis as any other employee, either through the stock purchase plan or through direct purchase. We maintain both a Stock Redemption Policy and an Insider Trading and Public Disclosure Policy. Under these policies, executive officers, as well as other officers and executive managers, may only redeem stock during a sixty (60)-day period which begins when the year-end stock valuation is released or when the Company’s audited annual financial statements are released, whichever is later, or after the release of the mid-year stock price. Further, directors or executive officers are prohibited from selling or buying stock based on material nonpublic information.

The Board retains the authority to determine eligibility and participation by employees in the plans. Further, although it has no current plan to do so, the Board may amend the plans to change the cost thereof and the allocation of benefits between persons and groups.

REPORT OF THE COMPENSATION COMMITTEE

The Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based thereon, recommended to the Board of Directors that it be included in the 2009 Proxy Statement.

By the Compensation Committee of the Board of Directors: J. Dawson Cunningham (Chair), William J. Ginn, Douglas K. Hall, Sandra W. Harbrecht and John E. Warfel.

COMPENSATION OF EXECUTIVE OFFICERS

As described in the Compensation Discussion and Analysis, a NEO’s compensation is based on a number of factors, as determined by the Board of Directors. In setting compensation, the Board utilizes a number of quantitative and qualitative performance-related factors. Base salary is generally set near the midpoint of the market range for similar positions at companies of approximately the same size and complexity. Incentive plan compensation is based primarily upon achieving an annual predetermined target operating profit percentage. PRSU, RSU, ISO and NQSO awards are granted pursuant to authority under the 2004 Omnibus Stock Plan and are based on achieving predetermined performance targets, as well as achieving goals and objectives set by the Board. No NEO has an employment agreement or arrangement with the Company and each NEO is considered an employee-at-will.

Summary Compensation Table

Name and Principal Position	Year	Base Salary(1)	PRSU RSU Stock Awards(2)	NQSO ISO Stock Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		Management Incentive Plan Compensation	All Other Compensation(5)	Total
Warnke, Karl J. President and Chief Executive Officer (“PEO”)	2008	$461,547	$47,294	18,660	$395,526	(6)	$402,900	$24,070	$1,349,997
	2007	424,038	35,860	18,660	42,464		467,950	20,114	1,009,086
	2006	361,539	26,186	10,885	112,847		313,450	66,420	891,327
Adante, David E. Executive Vice President, Chief Financial Officer and Secretary (“PFO”)	2008	$272,073	$32,307	15,550	$28,296		$205,500	$21,818	$575,544
	2007	259,135	23,494	15,550	20,204		246,200	21,187	585,770
	2006	246,500	16,691	9,071	13,868		166,050	19,531	471,711
Celmer, C. Kenneth Senior Vice President and General Manager, Residential and Commercial Services	2008	$222,812	$56,671	12,440	$18,689		$128,050	$21,253	$459,915
	2007	216,577	34,662	12,440	15,061		158,400	22,186	459,326
	2006	207,846	27,541	7,257	15,757		124,450	15,161	398,012
Bowles, Howard D. Senior Vice President and General Manager, Davey Tree Surgery Company	2008	$212,865	$98,601	12,440	$14,090		$188,500	$21,008	$547,504
	2007	208,934	73,456	12,440	23,445		203,100	19,630	541,005
	2006	200,851	52,871	7,257	23,214		99,500	22,861	406,554
Marshall, Steven A.(7) Executive Vice President, Operations	2008	$209,085	$17,780	12,440	$19,113		$169,500	$19,894	$447,812
	2007	199,519	11,454	12,440	13,197		176,450	12,992	426,052

NOTE: The table above includes both compensation paid to or on behalf of the NEO and values that represent expense and actuarial calculations for amounts that are anticipated, under specific circumstances, to be paid sometime in the future. The Base Salary, Management Incentive Plan Compensation and All Other Compensation columns are amounts paid to or on behalf of the NEO. The PRSU/RSU Stock Awards and NQSO/ISO Stock Option Awards columns are based on expense calculations as required by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” (“FAS 123R”) and do not reflect cash payments. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column is an actuarial calculation of benefits that could be paid in the future, under specific circumstances, to the NEO.

(1)

Earned during fiscal year 2008. We do not permit deferral of bonuses or salary and we have no agreement with any NEO to pay any deferred discretionary or required payment amount. Employee directors do not receive any compensation for their service as a director.

(2)

The amounts in this column represent the FAS 123R expense recognized in our financial statements related to RSU and PRSU awards. The amounts in this column do not necessarily represent the value of the awards granted, nor are the amounts a prediction of what will be paid to the employee.

(3)

The estimated value of the awards were based on FAS 123R, which includes the dollar amount recognized for financial statement reporting purposes for each year with respect to awards granted in prior years. For a discussion of the assumptions used in determining the value of the option awards reported in this column, please see Note K, “Stock-Based Compensation,” to the consolidated financial statements included in the 2008 Annual Report on Form 10-K. In the 2007 Proxy Statement, we reported the full FAS 123R expense related to the 2006 and 2007 option awards.

(4)

Change in present value of accumulated pension benefits under all defined benefit plans and above-market portion of deferred compensation (“NQDC”) earnings for 2008 as reported in the following table. NQDC Earnings is the above-market portion (the amounts attributable to the difference between 7% and 120% of the applicable federal rate determined by the IRS) paid on amounts associated with the Match Plan. These values do not reflect compensation paid to the NEO. The change in pension value for each NEO is calculated using actuarially-determined values based on, among other things, mortality, value of other pension benefits, and compensation level.

	Change in Pension Value	NQDC Earnings
Warnke, Karl J.	$ 395,077	$ 449
Adante, David E.	28,087	209
Celmer, C. Kenneth	18,550	139
Bowles, Howard D.	14,021	69
Marshall, Steven A.	19,059	54

(5)

All other compensation represents benefits and perquisites paid on behalf of each NEO for expenses associated with our 401K Company match of $3,450 for each NEO, the Match Plan (see the Nonqualified Deferred Compensation table on page 16), our management car plan, our officers’ medical plan, our long-term disability plan, personal tax preparation fees, membership fees, and required travel to meetings and events by a NEO’s spouse. No individual perquisite for any NEO in any of the above-named categories was in excess of $25,000 or 10% of the total perquisites listed for the NEO, whichever is greater.

(6)

The change in Pension Value and Nonqualified Deferred Compensation earnings for Mr. Warnke was higher in 2008 than in prior years because of the actuarial valuation applied and reflects a smaller appreciation in the stock price when compared to the prior year, an increase in compensation over the prior year, and a lower value of benefits accrued in other pension benefit plans.

(7)

Mr. Steven A. Marshall, who was elected Executive Vice President, Operations in January 2007, and who had been our Vice President and General Manager, Eastern Utility Services since January 2003, became a named executive officer (“NEO”) for reporting purposes in 2007.

Grants of Plan-Based Awards in Last Fiscal Year

Grants of plan-based awards are, as described in the Compensation Discussion and Analysis, based in part on the goals of employee retention and stock value increase.

At no time during the last fiscal year were any outstanding options or other equity-based awards repriced or otherwise materially modified. For purposes of this discussion, a material modification could include an extension of exercise periods, a change in vesting or forfeiture conditions, or a change or elimination of applicable performance criteria. Equity awards are based on their estimated fair value determined at the date of grant. Other than the initial option exercise price, market conditions (as defined in FAS 123R) are not considered in setting awards and do not affect the subsequent exercise of awards. Generally, an employee must be an active employee on the date of exercise, but no other performance criteria (as defined in FAS 123R) are considered in setting the terms of a stock option award.

Dividends are not paid on any unexercised stock option, RSU or PRSU award.

2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3)	Full Grant Date Fair Value(4)
		Threshold	Target	Maximum	Threshold	Maximum
Warnke, Karl J.	2/28/2008				-0-	2,218
	2/28/2008						2,218	$34,534
	2/28/2008						2,218	34,129
	12/5/2008	$166,250	$332,500	$498,750
Adante, David E.	2/28/2008				-0-	1,552
	2/28/2008						1,552	$24,165
	2/28/2008						1,552	23,884
	12/5/2008	$75,790	$151,580	$227,370
Celmer, C. Kenneth	2/28/2008				-0-	2,776
	2/28/2008						2,776	$43,222
	2/28/2008						2,776	42,693
	12/5/2008	$56,940	$113,750	$170,810
Bowles, Howard D.	2/28/2008				-0-	4,716
	2/28/2008						4,716	$73,428
	2/28/2008						4,716	72,556
	12/5/2008	$55,000	$110,000	$165,000
Marshall, Steven A.	2/28/2008				-0-	1,158
	2/28/2008						684	$10,650
	2/28/2008						1,108	17,034
	12/5/2008	$53,750	$107,500	$161,250

(1)

Estimated future annual incentive compensation as a percentage of year-end base salary, based on achieving 80%, 100% and a maximum of 120% (excluding 25% of excess operating profit) of target operating profit, respectively. As described in the Compensation Discussion and Analysis, the Compensation Committee has discretion to increase or decrease these awards based on individual performance and other factors. Because of the factors outlined in the Compensation Discussion and Analysis, in 2008 all executive management incentive compensation payments were lower than in the prior year.

(2)

As described in the Compensation Discussion and Analysis, PRSU awards can range from zero to 100% of the RSU award and are based on achieving ROAIC of 24%. If the performance criteria is satisfied, PRSU awards will vest, prior to 2007, on the earlier of five years following the date of grant or retirement or, beginning in 2007, upon retirement. Beginning in 2008, PRSU awards vest as previously outlined or as determined by our Board.

(3)	RSU awards granted in 2008 vest upon retirement.

(4)	As described in the notes to our 2008 financial statements, the estimated value of the awards was based on FAS 123R.

Outstanding Equity Awards at Fiscal Year-End 2008(1)(2)

	Option Awards(3)					Stock Awards(4)
Name	Option Grant/ Stock Award Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of RSUs and PRSUs That Have Not Vested	Market Value of RSUs and PRSUs That Have Not Vested
Warnke, Karl J.	12/5/2003	60,000	-	$ 6.75	12/5/2013
	6/5/2006	12,000	18,000	11.25	6/5/2016
	5/19/2004					2,218	$ 36,375
	2/29/2005					4,362	71,537
	2/28/2006					4,126	67,666
	3/6/2007					4,058	66,551
	2/28/2008					4,436	72,750
Adante, David E.	12/5/2003	50,000	-	$ 6.75	12/5/2013
	6/5/2006	10,000	15,000	11.25	6/5/2016
	5/19/2004					1,052	$ 17,253
	2/29/2005					3,052	50,053
	2/28/2006					2,888	47,363
	3/6/2007					2,840	46,576
	2/28/2008					3,104	50,906
Celmer, C. Kenneth	12/5/2003	40,000	-	$ 6.75	12/5/2013
	6/5/2006	8,000	12,000	11.25	6/5/2016
	5/19/2004					1,168	$ 19,155
	2/29/2005					5,462	89,577
	2/28/2006					5,164	84,690
	3/6/2007					5,078	83,279
	2/28/2008					5,552	91,053
Bowles, Howard D.	12/5/2003	40,000	-	$ 6.75	12/5/2013
	6/5/2006	8,000	12,000	11.25	6/5/2016
	5/19/2004					4,274	$ 70,094
	2/29/2005					8,848	145,107
	2/28/2006					8,774	143,894
	3/6/2007					8,628	141,499
	2/28/2008					9,432	154,685
Marshall, Steven A.	12/5/2003	6,000	-	$ 6.75	12/5/2013
	6/5/2006	8,000	12,000	11.25	6/5/2016
	5/19/2004					684	$ 11,218
	2/29/2005					1,756	28,798
	2/28/2006					1,638	26,863
	3/6/2007					1,602	26,273
	2/28/2008					1,792	29,389

(1)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(2)

The equity compensation plans included in this table consist of stock options that were granted under the 1994 Omnibus Stock Plan or the 2004 Omnibus Stock Plan, both of which were approved by our shareholders at our annual meetings in 1994 and 2004, respectively. The exercise price of all options granted was the fair market value of our stock, as determined by our independent stock valuation firm, as of the date of the grant.

(3)	All stock options vest in equal installments over five years and expire in ten years from the date of grant.

(4)

RSU and PRSU awards granted in 2006 and prior years will vest in five years or upon retirement. RSU and PRSU grants awarded based upon our ROAIC for 2007 and 2008 will vest upon retirement. Within the range of PRSU performance criteria, we achieved 100% of the maximum targeted PRSU award available in 2007 and granted in 2008. Dividends are not calculated or paid on these restricted stock awards and they do not have any voting rights.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Option Shares Acquired Upon Exercise in 2008	Value Realized on Exercise(1)	Number of RSUs and PRSUs Vested in 2008	Market Value of RSUs and PRSUs Vested(2)
Warnke, Karl J.	-	-	3,522	$57,761
Adante, David E.	-	-	1,962	32,177
Celmer, C. Kenneth	-	-	2,800	45,920
Bowles, Howard D.	-	-	6,784	111,258
Marshall, Steven A.	24,000	$217,200	-	-

(1)	The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value at the date of exercise.

(2)	The market value of RSUs and PRSUs that have vested, but are unexercised, is based on the December 31, 2008 fair market value of $16.40 per share.

Pension Plan Information

We maintain the SERP for eligible employees, which is a nonqualified defined benefit plan that became effective January 1, 2003. We also maintain a qualified defined benefit plan, the ERP, and a nonqualified defined benefit plan, the Restoration Plan, for eligible employees. However, as discussed under the Qualified Retirement Plans section of the Compensation Discussion and Analysis, on November 11, 2008, our Board froze the ERP and the Restoration Plan effective December 31, 2008.

Pursuant to the terms of the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, under the ERP, which covers the parent company and all affiliated U.S. based companies that adopt the plan, to be eligible for automatic enrollment an employee must have completed one year of service and be at least 21 years old. Since January 1, 1997, we made all contributions to the ERP and no employee contributions were required or permitted. Normal retirement age is 65 or after five years of service, whichever is later. Early retirement age is 55 with five years of vesting service. If the participant chooses early retirement at age 55, they will receive 35.75% of their full benefit, and that percentage will increase the closer the participant is to normal retirement age. Each NEO is eligible for early retirement.

The ERP benefit formula is a combination of benefits earned prior to January 1, 1997, plus .30% of a participant’s covered compensation for each full or partial year of service, plus .30% of compensation in excess of covered compensation for each full or partial year of benefit services. Covered compensation means the average of the social security taxable wage bases for their years of service, to a maximum of 35 years, ending with the calendar year in which the participant reaches social security retirement age, with a limit on compensation after January 1, 2008 of $230,000.

After retirement, depending on marital status and option choices, a participant will be paid monthly under the life annuity benefit or the 100%, 66-2/3% or 50% joint and survivor benefit.

The SERP provides a retirement benefit equal to 30% multiplied by a Final Average Compensation calculation, which is then reduced by the sum of the employee’s Restoration Plan benefit, ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee’s Social Security benefit. This amount is further reduced if a participant has less than 20 years of service at age 65. “Final Average Compensation” is based on the average of the highest three annual earnings out of the five years prior to retirement. The Board of Directors determines who will participate in the SERP.

Prior to the freeze on December 31, 2008, under the Restoration Plan, an employee whose benefit under the ERP was limited by applicable sections of the IRC was eligible to qualify for a benefit. The Board of Directors determines who, among eligible employees, would participate in the Restoration Plan. The Restoration Plan allowed for a restoration accrual such that the employee would receive a monthly benefit that, when added to the monthly benefit from the ERP, equals the monthly retirement benefit that would have been payable if certain IRC provisions were not in effect. This permitted an affected employee to attain the same percentage benefit value as any employee participant not affected by these limitations.

2008 Pension Benefits(1)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Warnke, Karl J.	ERP	20.0	$88,647
	SERP	20.0	738,525
	Restoration Plan	20.0	86,253
Adante, David E.	ERP	26.0	$130,277
	SERP	26.0	-
	Restoration Plan	26.0	36,882
Celmer, C. Kenneth	ERP	25.1	$113,675
	SERP	25.1	-
	Restoration Plan	25.1	23,244
Bowles, Howard D.	ERP	33.0	$211,293
	SERP	33.0	-
	Restoration Plan	33.0	6,162
Marshall, Steven A.	ERP	30.9	$81,342
	SERP	30.9	-
	Restoration Plan	30.9	11,966

(1)

Represents the present value of accumulated retirement benefits payable upon reaching retirement. The amounts are based on the same assumptions used for financial reporting purposes. Each of the above referenced plans is described in the Compensation Discussion and Analysis.

Activity related to our Match Plan, the material terms of which are more fully described in the Compensation Discussion and Analysis, is set forth in the following table.

2008 Nonqualified Deferred Compensation

Name	Company Contributions in 2008(1)	Aggregate Earnings in 2008(2)	Aggregate Balance at December 31, 2008(3)
Warnke, Karl J.	$ 10,543	$ 1,903	$ 39,632
Adante, David E.	4,445	885	17,974
Celmer, C. Kenneth	2,406	591	11,436
Bowles, Howard D.	2,861	294	7,357
Marshall, Steven A.	2,431	229	5,939

(1)	Contributions pursuant to our Match Plan, which are also included in the Summary Compensation Table under the All Other Compensation column.

(2)	As described in footnote 4 of the Summary Compensation Table, a portion of the earnings allocated to contributions is considered to be above-market.

(3)

No named executive officer made any contributions to the type or category benefits that the NEO would be entitled to receive as described in the Match Plan, and no named executive officer made any withdrawals or received any distributions during 2008.

Estimated Dollar Value of Payments and Benefits Paid to each NEO upon Termination

Should a NEO retire, resign, die, become disabled or otherwise terminate employment with us, the NEO would be entitled to any accrued or vested benefits. The type or category of benefits that the NEO would be entitled to receive are described in the Compensation Discussion and Analysis. Those accrued or vested benefits would consist primarily of any vested retirement benefits from the qualified and nonqualified retirement plans, and any restricted stock units or performance restricted stock units. Other than as listed, no NEO is entitled to any other compensation upon termination and no NEO has a written agreement with us regarding any payment upon termination.

The following table shows the amounts that would be payable under each benefit plan as if a triggering event (i.e., retirement, death, permanent disability or termination) had occurred as of December 31, 2008.

Plan Benefits - - December 31, 2008 “as if” Triggering Event Occurred(1)

Name	Plan Name	Frequency	Benefit Payable Upon Triggering Event(2)
Warnke, Karl J.	SERP(3) (4)	Annual benefit	$116,000
	Restoration Plan(3) (4)	Annual benefit	14,000
	Match Plan	One time payment	39,632
	RSU(5)	One time payment	181,876
	PRSU(5)	One time payment	133,004
Adante, David E.	SERP(3) (4)	Annual benefit	-
	Restoration Plan(3) (4)	Annual benefit	$6,000
	Match Plan	One time payment	17,974
	RSU(5)	One time payment	119,064
	PRSU(5)	One time payment	93,086
Celmer, C. Kenneth	SERP(3) (4)	Annual benefit	-
	Restoration Plan(3) (4)	Annual benefit	$3,000
	Match Plan	One time payment	11,436
	RSU(5)	One time payment	201,261
	PRSU(5)	One time payment	166,493
Bowles, Howard D.	SERP(3) (4)	Annual benefit	-
	Restoration Plan(3) (4)	Annual benefit	$2,000
	Match Plan	One time payment	7,357
	RSU(5)	One time payment	379,463
	PRSU(5)	One time payment	275,815
Marshall, Steven A.	SERP(3) (4)	Annual benefit	-
	Restoration Plan(3) (4)	Annual benefit	$2,000
	Match Plan	One time payment	5,939
	RSU(5)	One time payment	56,088
	PRSU(5)	One time payment	66,453

(1)

This table represents those benefits under our nonqualified plans that would be payable or exercisable by our NEOs if they had a “triggering event” as of December 31, 2008. For purposes of this table, a triggering event includes death, permanent disability, retirement or termination. This table is for informational purposes only and is not indicative of actual benefits payable.

(2)

If the triggering event were a change in control, all of the benefits listed in the table would be applicable. In addition, all unvested ISO and NQSO awards would become exercisable. The value of unexercisable ISO/NQSO awards that would become exercisable for each NEO is as follows: Karl J. Warnke, $92,700; David E. Adante, $77,250 C. Kenneth Celmer, $61,800; Howard D. Bowles, $61,800; Steven A. Marshall, $61,800. The value of these awards are based on the number of unvested options multiplied by the difference between the exercise price and the market price at December 31, 2008.

(3)

The benefit is based on the lifetime payment option. The benefit will be reduced if a NEO chooses a different payment option. The different payment options are outlined under the Pension Plan Information section in this Proxy Statement.

(4)

In 2008, the SERP and Restoration Plan benefit payable upon a triggering event was calculated as if the NEO had reached normal retirement age. This calculation has been revised in the current year to reflect the benefit payable upon a triggering event based on the NEO’s age as of December 31, 2008.

(5)	The benefit payable value is based on the number of stock units times the market price at December 31, 2008.

2008 Director Compensation

Director	Fees Earned or Paid in Cash(1)	Option Awards(2)	All Other Compensation		Total
Cartwright, Dr. Carol A.	$34,500	-	-		$34,500
Cowan, R. Douglas	24,750	$19,760	$62,500	(3)	107,010
Cunningham, J. Dawson	47,000	19,760	-		66,760
Ginn, William J.	39,000	-	-		39,000
Hall, Douglas K.	49,750	-	-		49,750
Harbrecht, Sandra W.	8,750	18,042	-		26,792
Phipps, William L.	39,000	-	-		39,000
Stefanko, Robert A.	42,000	-	-		42,000
Warfel, John E.	8,750	13,122	-		21,872

(1)

Directors may elect to defer all or part of their director fees in stock equivalent units. Messrs. Cowan, Cunningham, Phipps, Warfel and Ms. Harbrecht have made such an election. Stock equivalent units are calculated by dividing the fee earned by the then current market price. Stock equivalent units will subsequently be valued for payment purposes at the market price in effect on the date of payment. Mr. Cowan was paid director compensation as outlined in the discussion on page 4.

(2)

Amounts do not reflect cash payments made to any director. They reflect, as more fully described in Note K to the 2008 financial statements, the estimated value of the awards calculated under FAS123R. Messrs. Cowan and Cunningham each received 8,000 stock options upon their reelection to the Board by our shareholders on May 20, 2008. The award for Ms. Harbrecht reflects her appointment to fill Dr. Cartwright’s term which expires in 2011. The award for Mr. Warfel reflects his appointment to fill the vacancy in the class that expires in 2010.

(3)	As described on page 4, this amount reflects payments to Mr. Cowan under the Consulting Agreement that was terminated at the May 2008 Board of Director’s meeting.

The aggregate number of all vested and unvested stock option awards for each director, outstanding as of December 31, 2008, is set forth in the following table.

Director	Options Exercisable
Cowan, R. Douglas	8,000
Cunningham, J. Dawson	16,000
Ginn, William J.	8,000
Hall, Douglas K.	16,000
Harbrecht, Sandra W.	7,334
Phipps, William L.	8,000
Stefanko, Robert A.	8,000
Warfel, John E.	5,334

Compensation of Directors

The current compensation structure for nonemployee directors is designed to fairly pay directors for work required based on our size, scope and industry. The primary goal of the directors is to enhance the long-term interests of our shareholders by establishing Company-wide general goals and objectives and identifying executive officers capable of carrying out those goals and objectives.

We pay directors who are not our employees a fee of $29,000 per year plus $1,000 for the first and $500 for each additional Board or Committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee Chairs receive an additional retainer as follows: Audit Committee Chair - $8,000/year; Compensation Committee Chair - $6,000/year and Governance Committee Chair - $5,000/year. The Chairman of the Board, who is not an active employee of the Company, will receive an additional retainer of $7,500/year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting, except for the Audit Committee who receive a fee of $1,000 per teleconference meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.

As amended and adopted by the Board of Directors on March 11, 2009, no further director stock options will be granted beginning in 2009 under the 2004 Omnibus Stock Plan. Prior to this, upon election or reelection to the Board by our shareholders, that nonemployee director was granted 8,000 stock options. The exercise price of the options granted was the fair market value on the date of the grant. The option awards in May and September of 2008 were granted at an exercise price of $15.80 and $16.40 per share, respectively. The option awards vest in six months and expire six years from the date of grant. The estimated value of the awards was based on FAS 123R, which represents the grant date fair value.

Beginning in 2009, on the date of the shareholders’ annual meeting, each nonemployee director will receive an annual grant of 1,500 director stock appreciation rights (“SARs”). The SARs will be used to acquire common shares based on the appreciation in the stock price times the number of SARs awarded, reduced in 2009 and 2010 by the annualized number of stock options granted to a director elected or appointed in 2007 or 2008. The appreciation will be calculated by subtracting the stock price at the date of exercise less the stock price at the date of grant. The SARs become exercisable in the amount of 20% of the number of common shares to be acquired on each anniversary of the date of grant commencing with the first anniversary. Unless terminated, SARs will automatically be deemed to be exercised on the tenth anniversary of the date of grant provided the grantee is still a director on the tenth anniversary and a grantee must be a director on the date of exercise.

Equity Compensation Plan Information(1)(2)

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Equity compensation plans approved by security holders	1,815,611	$7.90	4,295,367
Equity compensation plans not approved by security holders (2)	None	None	None

(1)

The equity compensation plans included in this table consist of stock options which were granted under the 1994 Omnibus Stock Plan or the 2004 Omnibus Stock Plan, which were approved by our shareholders at our annual meeting in 1994 and 2004, respectively. The exercise price of all options and rights granted was the fair market value of the stock, as determined by our independent stock valuation firm, as of the date of the grant.

(2)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.

(3)	Reflects common shares available for issuance under the 2004 Omnibus Stock Plan, excluding securities issued or to be issued upon exercise of outstanding options and rights as of December 31, 2008.

COMPANY PERFORMANCE

The following Performance Graph compares cumulative total shareholder returns for our common shares during the last five years to the Standard & Poor’s 500 Stock Index and to an index of selected peer group companies. The peer group, which is the same group used by our independent stock valuation firm, consists of: ABM Industries Incorporated; Comfort Systems USA, Inc.; Dycom Industries, Inc.; FirstService Corporation; Quanta Services, Inc.; Rollins, Inc.; and Scotts Miracle-Gro Company. Each of the three measures of cumulative total return assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return

The Davey Tree Expert Company

	2003	2004	2005	2006	2007	2008
Davey	100	129	148	172	212	223
S&P 500 Index	100	111	116	135	142	90
Peer Group	100	120	139	165	185	140

INDEPENDENT AUDITORS

We engaged Ernst & Young LLP as our independent auditors to act as the principal accountant to audit our consolidated financial statements and internal control over financial reporting for 2008. The Board of Directors and its Audit Committee participated in and approved the engagement of Ernst & Young.

Fees and Other Matters

Under the Audit Committee’s charter (Appendix B to this proxy statement), the Committee is required to give advance approval of any nonaudit services to be performed by the independent auditors, provided that such services are not otherwise prohibited by law or regulation. There is no de minimis exception to the Committee’s preapproval procedures. The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting. Such delegation procedures are presently in place. In addition, the Committee has also set specific limits on the amount of such services which we would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.

The aggregate fees billed to us for professional services rendered by Ernst & Young for each year in the five year period ended December 31, 2008 were:

						Prior to Sarbanes-Oxley Section 404(b)
Type of Fees	2008	2007	2006	2005	2004	2003

Audit fees	$523,500	$458,800	$461,900	$452,600	$463,000	$220,300
Audit-related fees	42,800	27,700	25,800	50,700	27,200	47,300
Tax fees	28,000	127,880	85,370	89,300	239,000	219,100

In the above table, “audit fees” are fees we paid Ernst & Young for professional services for the audit of our consolidated financial statements included in our Form 10-K; audits of subsidiaries; reviews of financial statements included in our Forms 10-Q; and, for 2008, 2007, 2006, 2005 and 2004 services related to their audit of our internal control over financial reporting. “Audit-related fees” are fees for audits of employee benefit plan financial statements and other assurance services; and “tax fees” are for tax compliance, tax advice and tax planning.

The components of the audit fees were as follows:

						Prior to Sarbanes-Oxley Section 404(b)
	2008	2007	2006	2005	2004	2003

Audit Fees:
Annual financial statements	$352,800	$274,300	$267,400	$233,400	$216,500	$196,300
Reviews of interim financial statements in Forms 10-Q	43,000	42,000	40,500	34,200	31,500	24,000
Section 404(b) Sarbanes-Oxley Act	127,700	142,500	154,000	185,000	215,000	20,100

	$523,500	$458,800	$461,900	$452,600	$463,000	$240,400

Audit fees for 2008 include services performed pursuant to the Wolf Tree, Inc. and The Care of Trees, Inc. acquisitions. Prior to 2004, we were not required to have an audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. Fees in 2003 for Section 404(b) related to fees paid to Ernst & Young in preparation of meeting the requirements of Section 404.

At the Annual Meeting

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available to respond to appropriate questions from our shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed and discussed with management our audited consolidated financial statements.

The Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our Company’s accounting principles, and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. The Committee also discussed with the auditors the auditors’ independence from management and the Company, including having received from Ernst & Young formal written statements pursuant to Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of nonaudit services with the auditors’ independence. In addition, the Committee discussed with management the effectiveness of our internal control over financial reporting, and discussed with Ernst & Young their report on the effectiveness of internal control over financial reporting.

Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in our annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

By the Audit Committee of the Board of Directors: J. Dawson Cunningham, William J. Ginn, Douglas K. Hall (Chairman), William L. Phipps, Robert A. Stefanko and John E. Warfel.

GENERAL

Voting at the Meeting

Shareholders of record at the close of business on March 21, 2009 (the “record date”) are entitled to notice of and to vote at the annual meeting of shareholders. On that date, a total of 15,626,893 of our common shares were outstanding and entitled to vote. Each of our common shares is entitled to one vote.

Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to our President, any Vice President or our Secretary at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

Under Ohio law, directors are elected by a plurality of the votes of our shareholders present at a meeting at which a quorum is present, and proposals are adopted or approved by the vote of a specified percentage of our voting power. Abstentions and nonvotes are tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401K, an abstention or a nonvote may have the same effect as a vote against a director nominee or a proposal, as each abstention or nonvote would be one less vote for a director nominee or a proposal.

If any of the nominees listed on page 1 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.

Other than as presented in this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with his or her best judgment.

Shareholder Proposals

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s Proxy Statement should send the proposal to us on or before December 18, 2009. Additionally, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in next year’s Proxy Statement, if that proposal is submitted on or before March 3, 2010.

Expenses of Requesting Proxies

We will bear the expense of preparing, printing, and mailing this Notice of Annual Meeting and Proxy Statement. In addition to requesting proxies by mail, our shareholders may request proxies by telephone or in person. We will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions and will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

Annual Report and Form 10-K

Our Annual Report to Shareholders, including financial statements for the year ended December 31, 2008, as well as Form 10-K, excluding attached exhibits, is being mailed to our shareholders of record with this Proxy Statement.

For the Board of Directors,

/s/ DAVID E. ADANTE

DAVID E. ADANTE
Secretary

April 17, 2009

APPENDIX A

Compensation Committee of the Board of Directors

Charter

Function and Composition

The Compensation Committee (the “Committee”) shall be appointed by the Board to discharge the Board’s responsibilities relating to compensation policies and practices for the Company’s officers and directors.

The Committee shall consist of no fewer than three members, all of whom meet the independence requirements established by the Board. Committee members shall be appointed annually by the Board on the recommendation of the Corporate Governance Committee.

Authority and Responsibilities

The Committee shall have overall responsibility for approving, evaluating and recommending to the Board plans, policies and other programs relating to the compensation of officers and directors.

The Committee shall have the authority to retain compensation consultants to assist the Committee in the evaluation of compensation plans for Company officers and directors. The Committee shall also have the authority to retain legal counsel, accounting and other professional advisors.

Annually, the Committee shall review compensation for directors and key executives, including that derived under incentive compensation plans and other equity-based compensation plans, and make recommendations to the Board. Also, the Committee shall review and approve annual base salary, annual incentive opportunity, long-term incentive opportunity, employment and severance agreements, change of control agreements and other supplemental benefits for the CEO, COO and other key executives of the Company.

The Committee shall review at least annually the corporate goals and objectives relevant to CEO and COO compensation. The Committee shall prepare an annual evaluation of the CEO and COO in light of these goals and objectives, as they relate to CEO compensation. This evaluation shall be used to recommend the CEO’s salary and incentive opportunity for the following year. Committee recommendations will consider peer rankings and past awards as well as current performance criteria.

The Committee shall also review the Company’s Compensation Discussion and Analysis (“CD&A”) prior to the inclusion of such disclosure in the Company’s Proxy Statement.

Structure and Operations

The Board, with the recommendation of the Corporate Governance Committee, shall designate one member of the Committee as Chairman. The Committee shall meet at least two times per year at a time and place determined by the Committee Chairman. Additional meetings in person or telephonically may occur with the consent of the Committee members.

The Committee chairs, in consultation with the Chairman of the Board and the Corporate Governance Committee, shall annually review and recommend the assignment of Board Members to its standing committees, giving consideration to each Board member’s skill, background and experience.

Reports

The Committee shall prepare an annual report on executive compensation that is required in the Company’s Proxy Statement and other documents filed with state or federal regulatory agencies. In addition, the Committee shall review and approve the CD&A for inclusion in the Company’s Proxy Statement. In accordance with federal securities laws, the CD&A shall detail the Company’s overview of the material factors underlying its compensation policies and decisions.

The Committee shall prepare a summary report of pertinent actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting following the Committee meeting by the Chairperson or designee, who will ask the Board for approving actions as required by rules of governance.

The Committee shall conduct an annual self-evaluation to compare its performance with the duties and responsibilities outlined in its charter, placing on its own agenda any issues for improved performance and recommending to the Board any necessary or desirable changes to its charter.

Adopted by the Board of Directors - March 11, 2003

Amended – February 28, 2005

Amended – December 7, 2006

Amended - March 10, 2009

APPENDIX B

Audit Committee of the Board of Directors

Charter

Function and Composition

The Audit Committee (“Committee”) shall be appointed by the Board of Directors (“Board”) and function to assist the Board in its oversight responsibility to the shareholders and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal and independent auditors; the independent auditors’ qualifications and independence; and, the Company’s compliance with ethics policies and legal and regulatory requirements. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, internal audit, and financial management of the Company.

The Committee will consist of a minimum of three independent directors, all financially literate, at least one with significant experience in finance or accounting, who are independent of the management of the Company and are free from any relationship that, as determined by the Board, would interfere with their exercise of independent judgment.

Meetings

The Committee shall meet on a regular basis as set by the Board or the Committee and, at least annually, meet separately with management, internal audit, the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Outside Auditors, Outside Counsel and Advisors

The Company’s outside auditors have ultimate accountability to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors. In fulfilling its responsibilities, the Committee has the authority to engage any outside counsel, advisors and experts as considered necessary.

Specific Duties

¡

Appointment of Outside Auditors-- Recommend to the Board annually the selection, retention or termination of the Company’s independent auditors. In doing so, evaluate the qualifications and performance of the independent auditors, including but not limited to (a) the resumes of key personnel, (b) a description of the quality control procedures the firm has established and (c) a report from the firm describing any material issues raised by the most recent quality control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities, and describing the steps the firm has taken to deal with any such issues.

¡

Review Independence of Outside Auditors-- In connection with recommending the firm to be retained as the Company’s outside auditors, review the information provided by management and the outside auditors relating to the independence of the firm including, among other things, information related to the nonaudit services provided and expected to be provided by the outside auditors. The Committee is responsible for (a) ensuring that the outside auditors submit at least annually a formal written statement delineating all relationships they have with the Company, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” (b) reviewing any disclosed relationship or service that may impact the objectivity and independence of the outside auditors, and (c) recommending that the Board take appropriate action in response to the outside auditors’ report to satisfy itself of the outside auditors’ independence.

¡

Outside Auditors’ Compensation-- Preapprove all audit and permitted nonaudit services, including fees and terms, to be performed by the independent auditors, or, if responsibility for preapproval has been delegated to less than the full Committee, review preapproved audit and permitted nonaudit services.

¡

Review of Audit Plan-- Review with the independent auditors and the Company’s financial management the scope and thoroughness of proposed audits and audit procedures, including the costs associated therewith, and at the conclusion thereof review the actual audit, including comments or recommendations of the independent auditors.

¡	Review Audit Results-- At the completion of the annual audit, review with management, internal audit and the independent auditors the following:

-	The annual financial statements, financial information and other disclosures to be included in the Company’s annual report to shareholders on Form 10-K.

-	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

-	Significant changes to the audit plan, if any.

-

Review with management and the independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss and receive written communications from the independent auditors their judgment about the quality, not just the acceptability, of the accounting principles used in financial reporting. Receive from the independent auditors other communications as required to be communicated by Statement of Auditing Standards No. 114, relating to the conduct of the audit.

-

The Committee shall review management’s annual report on internal control over financial reporting and the report of the independent auditors to be included in the Company’s annual report to shareholders.

-	If deemed appropriate after review, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

-	The Committee will prepare and recommend to the Board the inclusion in the Company’s annual proxy statement a report of the Committee.

¡

Interim Quarterly Financial Statements-- Review the interim financial statements, financial information and other disclosures with management prior to the filing of the Company’s Quarterly Report on Form 10-Q. Have a predetermined arrangement with management and the independent auditors to review the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of the review.

¡

System of Internal Accounting Controls-- Review with management, internal and independent auditors, the adequacy and effectiveness of the accounting and financial controls and other internal controls of the Company and elicit any recommendations for the improvement of such internal control procedures. Obtain annually from the independent auditors their report as to internal accounting controls and the absence of any material weaknesses in controls.

¡	Review Internal Audit Plans and Reports-- Review the annual internal audit plan of the Company and the performance and work of internal audit.

Other Matters

Review Company adherence to its written code of ethics. Receive an oral report(s), at least annually, from the Company’s management concerning legal and regulatory matters that may have a material impact on the financial statements or the Company’s compliance policies. The Committee will review and approve any transactions with related persons and any other transactions that may raise conflict of interest issues under the Company’s Code of Ethics.

Annual Review of Charter

The Committee will review and reassess, with the assistance of management, the outside auditors and legal counsel, the adequacy of the Committee’s charter at least annually. This process will include the recognition of evolving best practices.

Limitation of Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors.

Adopted by the Board of Directors

December 8, 2000

Revised & Adopted March 11, 2003

Revised & Adopted September 14, 2006

Revised & Adopted March 11, 2008

APPENDIX C

Corporate Governance Committee of the Board of Directors

Charter

Function and Composition

The Corporate Governance Committee (the “Committee”) shall be appointed by the Board of Directors to consider and make recommendations to the Board of Directors concerning the Board’s appropriate size and composition, its committee structure, its governance guidelines, and its meeting agendas.

The Committee shall consist of three or more directors, the majority of whom shall be independent of the management of the Company.

Responsibilities

The Committee shall be responsible for working with the Chairman & the CEO to develop, for Board approval:

¡	criteria for Board candidacy (requisite skills, attributes, experience);

¡	a roster of prospective candidates for Board membership;

¡	specific nominees for open positions on the Board;

¡

Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director or candidate, in order for such director to meet the requirements of “independence;”

¡	director retirement policies;

¡	the kind, size and composition of Board committees, including recommended committee chairs;

¡	rotation of committee members and committee chairs;

¡	annual performance evaluations of the Board committees; and

¡	recommendations on the structure and focus of Board meetings, with special attention to issues of governance and leadership.

Structure and Operations

The Board shall determine the size of the Committee, subject to any requirements or limitations in the Company’s Articles of Incorporation or Code of Regulations. The Board, with the recommendation of the Committee, shall designate one member of the Committee as Chair. The Committee shall meet at least two times per year at a time and place determined by the Committee Chair. Additional meetings in person or telephonically may occur with consent of the Committee members.

Reports

The Committee shall prepare a summary report of pertinent actions taken at each Committee meeting, which shall be presented to the Board at the next Board meeting by the Chair or designee for information or approving action when required.

The Committee shall conduct an annual evaluation of the Committee to compare its performance with the requirements of the Charter and will set forth agenda items for improvement of Committee performance for the coming year. The Committee shall also recommend to the Board any changes in this Charter deemed necessary or desirable.

Adopted by the Board of Directors

March 11, 2003

Amended – December 7, 2006

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

THE DAVEY TREE EXPERT COMPANY	PROXY
Annual Meeting of Shareholders to be held on May 19, 2009

This Proxy is solicited by the Board of Directors, which recommends that you vote for the nominees listed.

At the Annual Meeting of Shareholders to be held May 19, 2009, and at any adjournment, David E. Adante, Howard D. Bowles, C. Kenneth Celmer, Patrick M. Covey, George M. Gaumer, Fred W. Johnson, Steven A. Marshall, Joseph R. Paul, and Richard A. Ramsey, and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

1.

Elect two Directors to the class to serve for a three-year term of office expiring at the Company’s 2012 Annual Meeting of Shareholders. The nominees of the Board of Directors are: Robert A. Stefanko and Karl J. Warnke.

(Instruction: On the line below, write the name of any nominee or nominees for whom authority to vote is withheld. This proxy cannot be voted for a greater number of persons than the number of nominees named.)

Unless otherwise specified above, this Proxy will be voted for the nominees listed in Item 1.

2.	Any other matter that may properly come before the meeting.

Please sign and date this Proxy exactly as your name appears on this card. If the address on this Proxy is incorrect, please note your correct address.

Date

Please sign here

Joint Owner, if any, sign here

☐	Please check this box if you plan to attend the Annual Meeting of Shareholders.

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU.

THE DAVEY TREE EXPERT COMPANY	PROXY
Annual Meeting of Shareholders to be held on May 19, 2009

This voting instruction is solicited by Reliance Trust Co. (the “Trustee”) as trustee of The Davey 401KSOP and ESOP (the “Plan”).

To Reliance Trust Co., Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 19, 2009, and at any adjournment, as shown below.

1.

Elect two Directors to the class to serve for a three-year term of office expiring at the Company’s 2012 Annual Meeting of Shareholders. The nominees of the Board of Directors are: Robert A. Stefanko and Karl J. Warnke.

(Instruction: On the line below, write the name of any nominee or nominees for whom authority to vote is withheld. This voting instruction cannot be voted for a greater number of persons than the number of nominees named.)

2.	Any other matter that may properly come before the meeting.

The Board of Directors recommends that you vote for the nominees listed in Item 1.

(Instruction: Check one or both boxes)

☐	I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.

☐

I direct the Trustee to vote the proportionate number of “nondirected” shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.

If you do not complete and return this card by May 18, 2009, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the “nondirected” shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Reliance Trust Co., Attn: Howard Kaplan, 1100 Abernathy Road, Northpark Building 500, Suite 400, Atlanta, GA 30328.

Date

Please sign here

☐	Please check this box if you plan to attend the Annual Meeting of Shareholders.

▲ Detach above card, sign, date and mail in postage paid envelope provided. ▲

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY. THANK YOU.